Filed Pursuant to Rule 433

Registration No. 333-223208

May 15, 2018

FREE WRITING PROSPECTUS

(To Prospectus dated February 26, 2018 and

Prospectus Supplement dated February 26, 2018)

HSBC USA Inc.

Currency Accelerated

Return Securities (“CARS”)

▶	CARS linked to a basket of four currencies relative to the U.S. dollar:

– Brazilian Real, Colombian Peso, Russian Ruble and South African Rand

▶	Approximately a 4-year maturity
▶	At least 1200% (12x) exposure to any positive Basket Return (to be determined on the Pricing Date)
▶	Full exposure to any negative Basket Return if it is less than -30%
▶	All payments on the securities are subject to the credit risk of HSBC USA Inc.
▶	All payments on the securities are subject to the credit risk of HSBC USA Inc.

The Currency Accelerated Return Securities (“CARS” or each a “security” and collectively the “securities”) offered hereunder will not be listed on any U.S. securities exchange or automated quotation system. The securities will not bear interest.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this document, the accompanying prospectus or prospectus supplement. Any representation to the contrary is a criminal offense.

We have appointed HSBC Securities (USA) Inc., an affiliate of ours, as the agent for the sale of the securities. HSBC Securities (USA) Inc. will purchase the securities from us for distribution to other registered broker dealers or will offer the securities directly to investors. In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions in any securities after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, the pricing supplement to which this free writing prospectus relates is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-20 of this free writing prospectus.

Investment in the securities involves certain risks. You should refer to “Risk Factors” beginning on page FWP-9 of this free writing prospectus and page S-1 of the accompanying prospectus supplement.

The Estimated Initial Value of the securities on the Pricing Date is expected to be between $940 and $995 per security, which will be less than the price to public. The market value of the securities at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” on page FWP-5 and “Risk Factors” beginning on page FWP-9 of this document for additional information.

	Price to Public	Fees and Commissions[1]	Proceeds to Issuer
Per security	$1,000
Total

1HSBC USA Inc. or one of our affiliates may pay varying fees and commissions of up to 0.50% per $1,000 Principal Amount of securities in connection with the distribution of the securities. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-20 of this free writing prospectus.

The Securities:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

HSBC USA Inc.

Currency Accelerated Return Securities (“CARS”)

Indicative Terms*

Principal Amount	$1,000 per security
Term	Approximately 4 years
Basket	An equally weighted basket consisting of Brazilian Real (“BRL”), Colombian Peso (“COP”), Russian Ruble (“RUB”) and South African Rand (“ZAR”) (each, a “Basket Currency”), which measures the performance of each of these currencies relative to the U.S. Dollar.
Payment at Maturity per security

If the Basket Return is positive, you will receive:

$1,000 + ($1,000 × Basket Return × Upside Participation Rate).

If the Basket Return is zero or negative, but not below the Barrier Percentage, you will receive $1,000.

If the Basket Return is below the Barrier Percentage, you will receive:

$1,000 + ($1,000 × Basket Return).

This means that if the Basket Return is less than the Barrier Percentage, you will lose some or all (up to 100%) of your investment.

Basket Return	The arithmetic mean of the Currency Performances of the Basket Currencies.
Upside Participation Rate	At least 1200% (12x) exposure to any positive Basket Return (to be determined on the Pricing Date)
Currency Performance	Initial Spot Rate – Final Spot Rate Initial Spot Rate
Barrier Percentage	-30%
Spot Rate	The Spot Rate for each Basket Currency on each date of calculation will be the U.S. dollar/Basket Currency exchange rate, expressed as the number of Basket Currency that can be exchanged for one U.S. dollar, as further described below.
Initial Spot Rate	For each Basket Currency, its Spot Rate on the Pricing Date.
Final Spot Rate	For each Basket Currency, its Spot Rate on the Final Valuation Date.
Trade Date	May 23, 2018
Pricing Date	May 23, 2018
Original Issue Date	May 29, 2018
Final Valuation Date	May 25, 2022†
Maturity Date	May 31, 2022†
CUSIP / ISIN	40435FA80/ US40435FA801

* As more fully described beginning on page FWP-4.

†Subject to postponement as described in “Unavailability of a Spot Rate; Market Disruption Events” below.

The CARS

The securities are designed for investors who seek exposure to the potential appreciation of an equally weighted basket of currencies (the “Basket”) consisting of the Brazilian Real, the Colombian Peso, the Russian Ruble and the South African Rand relative to the U.S. Dollar.

At maturity, if the Basket has appreciated, you will realize a return equal to at least 1200% (12x) (to be determined on the Pricing Date) of the appreciation of the Basket. If the Basket Return is zero or below the Initial Level, but not less than the Barrier Percentage, you will receive the principal amount of securities. However, if the Basket has declined below the Barrier Percentage, you may lose up to 100% of your Principal Amount at maturity.

The offering period for the securities is through May 23, 2018

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Payoff Example

The table at the right shows the hypothetical payout profile of an investment in the securities assuming a 1200% (12x) Upside Participation Rate (the actual Upside Participation Rate will be determined on the Pricing Date and will be at least 1200%) and a -30% Barrier Percentage.

Hypothetical Percentage Movement of the Basket

While historical information of the Basket will not exist before the Pricing Date, the following graph shows the hypothetical historical performance of the Basket from January 1, 2008 through May 7, 2018, based upon historical exchange rates of the Basket Currencies relative to the U.S. Dollar. For purposes of this graph, the hypothetical historical performance of the Basket relative to the Spot Rates of the Basket Currencies on January 1, 2008 was set to 0% and is calculated as described in the section “Indicative Terms” above. We obtained this historical data on the exchange rates for the Basket Currencies relative to the U.S. dollar from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service. The performance of the Basket displayed in the graph below is for illustrative purposes only and should not be taken as an indication of its future performance. We cannot give you assurance that the performance of the Basket will result in any positive return of your investment. The exchange rates used in the graph below were the rates reported by the Bloomberg Professional® service and may not be indicative of any Basket Currency performance using the Spot Rates of that Basket Currency that would be derived from the applicable page set forth below that will be used to calculate the Basket Return.

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HSBC USA Inc. Currency Accelerated Return Securities due May 31, 2022

This free writing prospectus relates to an offering of Currency Accelerated Return Securities due May 31, 2022 (the “CARS” or the “securities”). The securities will have the terms described in this free writing prospectus and the accompanying prospectus supplement and prospectus. If the terms of the securities offered hereby are inconsistent with those described in the accompanying prospectus supplement or prospectus, the terms described in this free writing prospectus shall control. You should be willing to forgo interest payments during the term of the securities and, if the Basket Return is less than the Barrier Percentage, lose up to 100% of your principal.

This free writing prospectus relates to a single offering of securities. The purchaser of a security will acquire a senior unsecured debt security of HSBC USA Inc. linked to the Basket as described below. The following key terms relate to the offering of these securities:

Issuer:	HSBC USA Inc.
Principal Amount:	$1,000 per security
Trade Date:	May 23, 2018
Pricing Date:	May 23, 2018
Original Issue Date:	May 29, 2018
Final Valuation Date:	May 25, 2022, subject to further adjustment as described below under “Unavailability of a Spot Rate; Market Disruption Events.”
Maturity Date:	3 business days after the Final Valuation Date, which is expected to be May 31, 2022, subject to further adjustment as described below under “Unavailability of a Spot Rate; Market Disruption Events.”
Basket:	The securities are linked to an equally weighted basket consisting of four currencies (each a “Basket Currency,” and together, the “Basket Currencies”), which measures the performance of such currencies relative to the U.S. Dollar.
Basket Currency	Fixing Source	Initial Spot Rate	Currency Weighting
Brazilian Real	BRL PTAX at Reuters Page BRFR		1/4
Colombian Peso	Web-site http://www.banrep.gov.co/en and Reuters Page COP02		1/4
Russian Ruble	Web-site https://www.moex.com/en/fixing/ and Reuters Page RUB05		1/4
South African Rand	ZARMID at Reuters Page WMRSPOT		1/4
Reference Currency:	U.S. Dollar (“USD”)
Payment at Maturity:

If the Basket Return is positive, you will receive a cash payment per $1,000 Principal Amount of securities equal to: $1,000 + ($1,000 × Basket Return × Upside Participation Rate).

If the Basket Return is zero or negative, but not below the Barrier Percentage, you will receive a cash payment of $1,000 per $1,000 Principal Amount of securities.

If the Basket Return is below the Barrier Percentage, you will receive a cash payment per $1,000 Principal Amount of securities equal to: $1,000 + ($1,000 × Basket Return).

Upside Participation Rate:	At least 1200% (12x) (to be determined on the Pricing Date)
Basket Return:	The arithmetic mean of the Currency Performances of the Basket Currencies.
Currency Performance:

With respect to each Basket Currency, the performance of that Basket Currency from its Initial Spot Rate to its Final Spot Rate, calculated as follows:

Initial Spot Rate – Final Spot Rate

Initial Spot Rate

Barrier Percentage:	-30%
Spot Rate:	For each Basket Currency, the spot exchange rate for that currency against the U.S. Dollar, as determined by the Calculation Agent in its sole discretion as described under “Spot Rates” below. The Spot Rate for each Basket Currency is expressed as the number of units of the respective currency that may be exchanged for one U.S. Dollar. The Spot Rates are subject to the provisions set forth under “Unavailability of a Spot Rate; Market Disruption Events” in this free writing prospectus.

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Initial Spot Rate:	For each Basket Currency, the Spot Rate on the Pricing Date, as determined by the Calculation Agent in its sole discretion.
Final Spot Rate:	For each Basket Currency, the Spot Rate on the Final Valuation Date, as determined by the Calculation Agent in its sole discretion.
Calculation Agent:	HSBC USA Inc.
Listing:	The securities will not be listed on any U.S. securities exchange or quotation system.
CUSIP / ISIN:	40435FA80 / US40435FA801
Form of Securities:	Book-Entry
Estimated Initial Value:	The Estimated Initial Value of the securities will be less than the price you pay to purchase the securities. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your securities in the secondary market, if any, at any time. The Estimated Initial Value will be calculated on the Pricing Date and will be set forth in the pricing supplement to which this free writing prospectus relates. See “Risk Factors — The Estimated Initial Value of the Securities, which will be determined by us on the Pricing Date, will be less than the price to public and may differ from the market value of the Securities in the secondary market, if any.”

The Trade Date, the Pricing Date and the other dates set forth above are subject to change, and will be set forth in the final pricing supplement relating to the securities.

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GENERAL

This free writing prospectus relates to a single security offering linked to the Basket. The purchaser of a security will acquire a senior unsecured debt security of HSBC USA Inc. We reserve the right to withdraw, cancel or modify this offering and to reject orders in whole or in part. Although the security offering relates only to the Basket, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Basket or any Basket Currency or as to the suitability of an investment in the securities.

You should read this document together with the prospectus dated February 26, 2018 and the prospectus supplement dated February 26, 2018. If the terms of the securities offered hereby are inconsistent with those described in the accompanying prospectus supplement or prospectus, the terms described in this free writing prospectus shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page FWP-9 of this free writing prospectus and on page S-1 of the prospectus supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus and a prospectus supplement) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus and prospectus supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

•	the prospectus supplement at https://www.sec.gov/Archives/edgar/data/83246/000114420418010762/tv486944_424b2.htm.

•	the prospectus at https://www.sec.gov/Archives/edgar/data/83246/000114420418010720/tv487083_424b3.htm.

We are using this free writing prospectus to solicit from you an offer to purchase the securities. You may revoke your offer to purchase the securities at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. In the event of any material changes to the terms of the securities, we will notify you.

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PAYMENT AT MATURITY

On the Maturity Date, for each security you hold, we will pay you the Final Settlement Value, which is an amount in cash, as described below:

If the Basket Return is positive, you will receive a cash payment per $1,000 Principal Amount of securities equal to:

$1,000 + ($1,000 × Basket Return × Upside Participation Rate).

If the Basket Return is zero or negative, but not below the Barrier Percentage, you will receive a cash payment of $1,000 per $1,000 Principal Amount of securities.

If the Basket Return is below the Barrier Percentage, you will receive a cash payment per $1,000 Principal Amount of securities equal to:

$1,000 + ($1,000 × Basket Return).

Under these circumstances, you will only receive the Principal Amount of your securities if the Basket Return is equal to or greater than the Barrier Percentage, subject to the credit risk of HSBC. You should be aware that if the Basket Return is less than the Barrier Percentage, you will lose some or all (up to 100%) of your investment.

Interest

The securities will not pay interest.

Payment When Offices or Settlement Systems Are Closed

If any payment is due on the securities on a day that would otherwise be a “business day” but is a day on which the office of a paying agent or a settlement system is closed, we will make the payment on the next business day when that paying agent or system is open. Any such payment will be deemed to have been made on the original due date, and no additional payment will be made on account of the delay.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the securities.

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Investor Suitability

The securities may be suitable for you if:

•     You seek an investment with an enhanced return linked to the potential positive performance of the Basket and you believe that the value of the Basket will increase over the term of the securities.

•     You understand the risks of investing in securities linked to the performance of the Basket Currencies relative to the U.S. dollar.

•     You are willing to lose 1% of your Principal Amount at maturity for each 1% that the Basket Return is less than zero if the Basket Return is less than the Barrier Percentage.

•     You are willing to accept the risk and return profile of the securities versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

•     You do not seek current income from your investment.

•     You do not seek an investment for which there is an active secondary market.

•     You are willing to hold the securities to maturity.

•     You are comfortable with the creditworthiness of HSBC, as Issuer of the securities.

The securities may not be suitable for you if:

•     You believe that the Basket Return will be less than the Barrier Percentage.

•     You do not understand the risks of investing in securities linked to the performance of the Basket Currencies relevative to the U.S. dollar.

•     You are not willing to lose 1% of your Principal Amount at maturity for each 1% that the Basket Return is less than zero if the Basket Return is less than the Barrier Percentage.

•     You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

•     You seek current income from your investment.

•     You seek an investment for which there will be an active secondary market.

•     You are unable or unwilling to hold the securities to maturity.

•     You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the securities.

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Risk FACTORs

We urge you to read the section “Risk Factors” beginning on page S-1 in the accompanying prospectus supplement. Investing in the securities is not equivalent to investing directly in any of the Basket Currencies or the U.S. dollar. You should understand the risks of investing in the securities and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the securities in light of your particular financial circumstances and the information set forth in this free writing prospectus and the accompanying prospectus supplement and prospectus.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

Your investment in the securities may result in a loss.

The securities do not guarantee the full return of your investment. The return on the securities at maturity is linked to the performance of the Basket Currencies relative to the U.S. Dollar and will depend on whether, and the extent to which, the Basket Return falls below the Barrier Percentage. Because the securities do not guarantee a return of principal, you may lose some or all of your initial investment at maturity if the Basket Return is below the Barrier Percentage.

The securities do not pay interest.

You will not receive periodic or other interest payments on the securities during the term of the securities.

The securities are subject to the credit risk of HSBC USA Inc.

The securities are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the securities will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the securities, including any return of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the securities and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the securities.

The securities are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction.

The securities are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the securities is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full Payment at Maturity of the securities.

Investing in the securities is not equivalent to investing directly in the Basket Currencies.

You may receive a lower Payment at Maturity than you would have received if you had invested directly in the Basket Currencies. In addition, the Basket Return is based on the Currency Performances for each of the Basket Currencies, which is in turn based upon the formula set forth above. The Currency Performances are dependent solely on such stated formula and not on any other formula that could be used for calculating currency performances. As such, the Currency Performance of each Basket Currency may be materially different from the return on a direct investment in the respective Basket Currency.

The amount payable on the securities is not linked to the values of the Basket Currencies at any time other than on the Final Valuation Date.

The Final Spot Rate of each Basket Currency will be its Spot Rate on the Final Valuation Date, subject to postponement for unavailability of a Spot Rate and certain market disruption events. Even if the Spot Rate of a Basket Currency decreases (that is, that Basket Currency strengthens against the U.S. dollar) prior to the Final Valuation Date but then increases (that is, that Basket Currency weakens against the U.S. dollar) on the Final Valuation Date to a value that is greater than its Initial Spot Rate, the Payment at Maturity will be less, and may be significantly less, than it would have been had the Payment at Maturity been linked to the Spot Rate of a Basket Currency prior to such increase. Although the actual value of each Basket Currency relative to the U.S. dollar on the stated Maturity Date or at other times during the term of the securities may be higher than its Spot Rate on the Pricing Date, the Payment at Maturity will be based solely on the Spot Rate of the Basket Currencies on the Final Valuation Date.

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The Estimated Initial Value of the securities, which will be determined by us on the Pricing Date, will be less than the price to public and may differ from the market value of the securities in the secondary market, if any.

The Estimated Initial Value of the securities will be calculated by us on the Pricing Date and will be less than the price to public. The Estimated Initial Value will reflect our internal funding rate, which is the borrowing rate we pay to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the securities. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the securities may be lower if it were based on the levels at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the securities to be more favorable to you. We will determine the value of the embedded derivatives in the securities by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the securities that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your securities in the secondary market (if any exists) at any time.

The price of your securities in the secondary market, if any, immediately after the Pricing Date will be less than the price to public.

The price to public takes into account certain costs. These costs, which will be used or retained by us or one of our affiliates, include the underwriting discount, our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the securities and the costs associated with structuring and hedging our obligations under the securities. If you were to sell your securities in the secondary market, if any, the price you would receive for your securities may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your securities in the secondary market, if any, at any time after issuance will vary based on many factors, including the value of the Basket and changes in market conditions, and cannot be predicted with accuracy. The securities are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the securities to maturity. Any sale of the securities prior to maturity could result in a loss to you.

If we were to repurchase your securities immediately after the Original Issue Date, the price you receive may be higher than the Estimated Initial Value of the securities.

Assuming that all relevant factors remain constant after the Original Issue Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the securities in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed the Estimated Initial Value on the Pricing Date for a temporary period expected to be approximately 12 months after the Original Issue Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the securities and other costs in connection with the securities that we will no longer expect to incur over the term of the securities. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the securities and any agreement we may have with the distributors of the securities. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Original Issue Date of the securities based on changes in market conditions and other factors that cannot be predicted.

Gains in the Currency Performance of one or more Basket Currencies may be offset by losses in the Currency Performance of other Basket Currencies.

The securities are linked to the performance of the Basket, which is composed of the four Basket Currencies with equal weightings. The performance of the Basket will be based on the appreciation or depreciation of the Basket as a whole. Therefore, positive Currency Performances of one or more Basket Currencies may be offset, in whole or in part, by negative Currency Performances of one or more other Basket Currencies of equal or greater magnitude, which may result in the Basket Return less than the Barrier Percentage. The performance of the Basket is dependent on the Currency Performance of each Basket Currency, which is in turn based upon the formula set forth above. Furthermore, due to the formula used to calculate each Currency Performance, a single Basket Currency may sufficiently weaken against the U.S. dollar that it is not possible for any strengthening of the other Basket Currencies against the U.S. dollar to offset its impact on the Basket Return.

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Currency markets may be volatile.

Currency markets may be highly volatile, particularly in relation to emerging or developing nations’ currencies, and, in certain market conditions, also in relation to developed nations’ currencies. Significant changes, including changes in liquidity and prices, can occur in such markets within very short periods of time. Foreign exchange rate risks include, but are not limited to, convertibility risk and market volatility and potential interference by foreign governments through regulation of local markets, foreign investment or particular transactions in foreign currency. These factors may affect the value of the Basket on the Final Valuation Date, and therefore, the value of your securities.

Legal and regulatory risks.

Legal and regulatory changes could adversely affect exchange rates. In addition, many governmental agencies and regulatory organizations are authorized to take extraordinary actions in the event of market emergencies. It is not possible to predict the effect of any future legal or regulatory action relating to exchange rates, but any such action could cause unexpected volatility and instability in currency markets with a substantial and adverse effect on the performance of the Basket Currencies and, consequently, the value of the securities.

The securities are subject to emerging markets’ political and economic risks.

The Brazilian Real Basket Currency, the Colombian Peso Basket Currency and the South African Rand are currencies of emerging market countries. Emerging market countries are more exposed to the risk of swift political change and economic downturns than their industrialized counterparts. In recent years, emerging markets have undergone significant political, economic and social change. Such far-reaching political changes have resulted in constitutional and social tensions, and, in some cases, instability and reaction against market reforms have occurred. With respect to any emerging or developing nation, there is the possibility of nationalization, expropriation or confiscation, political changes, government regulation and social instability. There can be no assurance that future political changes will not adversely affect the economic conditions of an emerging or developing-market nation. Political or economic instability is likely to have an adverse effect on the performance of the Brazilian Real Basket Currency, the Colombian Peso Basket Currency and the South African Rand, and, consequently, the return on the securities.

The securities are subject to currency exchange risk.

Foreign currency exchange rates vary over time, and may vary considerably during the term of the securities. The relative values of the U.S. Dollar and the Basket Currencies are at any moment a result of the supply and demand for such currencies. Changes in foreign currency exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political developments in other relevant countries. Of particular importance to currency exchange risk are:

•	existing and expected rates of inflation;

•	existing and expected interest rate levels;

•	the balance of payments in Brazil, Colombia, Russia, South Africa and the United States between each country and its major trading partners; and

•	the extent of governmental surplus or deficit in these countries.

Each of these factors, among others, are sensitive to the monetary, fiscal and trade policies pursued by these countries, and those of other countries important to international trade and finance.

If the liquidity of any Basket Currency is limited, the value of the securities would likely be impaired.

Currencies and derivatives contracts on currencies may be difficult to buy or sell, particularly during adverse market conditions. Reduced liquidity of a Basket Currency on the Final Valuation Date would likely have an adverse effect on its Final Spot Rate, and therefore, on the return on your securities. Limited liquidity relating to any Basket Currency may also result in HSBC USA Inc., as Calculation Agent, being unable to determine the Currency Performance for that Basket Currency, and therefore the Basket Return using its normal means. The resulting discretion by the Calculation Agent in determining the Currency Performance of that Basket Currency and the Basket Return could, in turn, result in potential conflicts of interest.

Potential conflicts.

We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as Calculation Agent and hedging our obligations under the securities. In performing these duties, the economic interests of the Calculation Agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities. We will not have any

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obligation to consider your interests as a holder of the securities in taking any corporate action that might affect the value of the Basket and the value of the securities.

The securities lack liquidity.

The securities will not be listed on any securities exchange. HSBC Securities (USA) Inc. is not required to offer to purchase the securities in the secondary market, if any exists. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the securities.

We have no control over exchange rates between any Basket Currency and the U.S. Dollar.

Foreign exchange rates can either float or be fixed by sovereign governments. Exchange rates of the currencies used by most economically developed nations are permitted to fluctuate in value relative to the U.S. Dollar and to each other. However, from time to time governments may use a variety of techniques, such as intervention by a central bank, the imposition of regulatory controls or taxes or changes in interest rates to influence the exchange rates of their currencies. Governments may also issue a new currency to replace an existing currency or alter the exchange rate or relative exchange characteristics by a devaluation or revaluation of a currency. These governmental actions could change or interfere with currency valuations and currency fluctuations that would otherwise occur in response to economic forces, as well as in response to the movement of currencies across borders. As a consequence, these government actions could adversely affect an investment in the securities which are affected by the exchange rate between each of the Basket Currencies and the U.S. Dollar.

Potentially inconsistent research, opinions, or recommendations by HSBC.

We, our affiliates and agents publish research from time to time on financial markets and other matters that may influence the value of the securities, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the securities. We, our affiliates and agents may publish research or other opinions that are inconsistent with the investment view implicit in the securities. Any research, opinions or recommendations expressed by us, our affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the securities and the Basket Currencies to which the securities are linked.

Many economic and market factors will impact the value of the securities.

We expect that, generally, the exchange rates for the Basket Currencies on any day will affect the value of the securities more than any other single factor. However, you should not expect the value of the securities in the secondary market to vary in proportion to the appreciation or depreciation of the Basket Currencies relative to the U.S. Dollar. The value of the securities will be affected by a number of other factors that may either offset or magnify each other, including:

•	the expected volatility of the Basket Currencies and the U.S. Dollar, as Reference Currency;

•	the time to maturity of the securities;

•	the volatility of the exchange rate between each Basket Currency and the U.S. Dollar;

•	interest and yield rates in the market generally and in the markets of the Basket Currencies and the U.S. Dollar;

•	a variety of economic, financial, political, regulatory or judicial events;

•	supply and demand for the securities; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Historical performance of the Basket Currencies should not be taken as an indication of the future performance of the Basket Currencies during the term of the securities.

It is impossible to predict whether any of the Spot Rates for the Basket Currencies will rise or fall. The Basket Currencies will be influenced by complex and interrelated political, economic, financial and other factors.

Market disruptions may adversely affect your return.

The Calculation Agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents it from determining the Basket Return in the manner described herein, and calculating the amount that we are required to pay you upon maturity, or from properly hedging its obligations under the securities. These events may include disruptions or

FWP-12

suspensions of trading in the markets as a whole or general inconvertibility or non-transferability of one or more currencies. If the Calculation Agent, in its sole discretion, determines that any of these events prevents us or any of our affiliates from properly hedging our obligations under the securities or prevents the Calculation Agent from determining the Basket Return or Payment at Maturity in the ordinary manner, the Calculation Agent will determine the Basket Return or Payment at Maturity in good faith and in a commercially reasonable manner, and it is possible that the Final Valuation Date and the Maturity Date will be postponed, which may adversely affect the return on your securities. For example, if the source for an exchange rate is not available on the Final Valuation Date, the Calculation Agent may determine the exchange rate for such date, and such determination may adversely affect the return on your securities.

Uncertain tax treatment.

For a discussion of the U.S. federal income tax consequences of your investment in a security, please see the discussion under “U.S. Federal Income Tax Considerations” herein and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

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ILLUSTRATIVE EXAMPLES

The table below illustrates the Payment at Maturity for a $1,000 Principal Amount of securities for a hypothetical range of performances for the Basket Return. The table below assumes an Upside Participation Rate of 1200% (the actual Upside Participation Rate will be determined on the Pricing Date and will be at least 1200%). The following results are based solely on the hypothetical example cited. You should consider carefully whether the securities are suitable to your investment goals.

Hypothetical Basket Return	Hypothetical Payment at Maturity	Hypothetical Total Return
80%	$10,600.00	960%
70%	$9,400.00	840%
60%	$8,200.00	720%
50%	$7,000.00	600%
40%	$5,800.00	480%
30%	$4,600.00	360%
20%	$3,400.00	240%
10%	$2,200.00	120%
5%	$1,600.00	60%
1%	$1,120.00	12%
0%	$1,000.00	0%
-1%	$1,000.00	0%
-5%	$1,000.00	0%
-10%	$1,000.00	0%
-20%	$1,000.00	0%
-30%	$1,000.00	0%
-40%	$600.00	-40%
-50%	$500.00	-50%
-60%	$400.00	-60%
-70%	$300.00	-70%
-80%	$200.00	-80%

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Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated assuming an Upside Participation Rate of 1200% and a Barrier Percentage of -30%, and are based on hypothetical Initial Spot Rates for each Basket Currency. The actual Upside Participation Rate and the Spot Rate for each Basket Currency will be determined on the Pricing Date.

Example 1: The Basket Return is 10%.

For example, the BRL Currency Performance is 20%, the COP Currency Performance is 10%, the RUB Currency Performance is 10% and the ZAR Currency Performance is 0%, resulting in a Basket Return of 10%. The final Payment at Maturity is equal to $2,200.00 per $1,000 Principal Amount of securities, representing a total return of 120% on the securities.

Payment at Maturity per $1,000 Principal Amount of securities = $1,000 + ($1,000 × Basket Return × Upside Participation Rate)

$1,000 + ($1,000 × 10% × 1200%) = $2,200.00

The table below illustrates how the Basket Return in the above example was calculated:

Basket Currency	Basket Currency Initial Spot Rate	Basket Currency Final Spot Rate	Currency Performance	Basket Currency Weighting
BRL	3.0000	2.4000	20%	1/4
COP	3.0000	2.7000	10%	1/4
RUB	60.0000	54.0000	10%	1/4
ZAR	10.0000	10.0000	0%	1/4

Basket Return = (20% + 10% + 10% + 0%) /4 = 0.10 = 10%

Example 2: The Basket Return is -20%.

For example, the BRL Currency Performance is -60%, the COP Currency Performance is -50%, the RUB Currency Performance is 20% and the ZAR Currency Performance is 10%, resulting in a Basket Return of -20%. Since the Basket Return of -20% is not below the Barrier Percentage, the final Payment at Maturity will be $1,000 per $1,000 Principal Amount of securities, representing a total return of 0% on the securities.

Payment at Maturity per $1,000 Principal Amount of securities = $1,000.00

The table below illustrates how the Basket Return in the above example was calculated:

Basket Currency	Basket Currency Initial Spot Rate	Basket Currency Final Spot Rate	Currency Performance	Basket Currency Weighting
BRL	3.0000	4.8000	-60%	1/4
COP	3.0000	4.5000	-50%	1/4
RUB	60.0000	48.0000	20%	1/4
ZAR	10.0000	9.0000	10%	1/4

Basket Return = (-40% + -15% + 20% + 10%) /4 = -0.20 = -20%

Example 3: The Basket Return is -40%.

For example, the BRL Currency Performance is -50%, the COP Currency Performance is -20%, the RUB Currency Performance is -40% and the ZAR Currency Performance is -50%, resulting in a Basket Return of -40%. The final Payment at Maturity is equal to $600.00 per $1,000 Principal Amount of securities, representing a total return of -40% on the securities.

Payment at Maturity per $1,000 Principal Amount of securities = $1,000 + ($1,000 × Basket Return)

$1,000 + ($1,000 × -40%) = $600.00

The table below illustrates how the Basket Return in the above example was calculated:

Basket Currency	Basket Currency Initial Spot Rate	Basket Currency Final Spot Rate	Currency Performance	Basket Currency Weighting
BRL	3.0000	4.5000	-50%	1/4
COP	3.0000	3.6000	-20%	1/4
RUB	60.0000	84.0000	-40%	1/4
ZAR	10.0000	15.0000	-50%	1/4

Basket Return = (-50% + -20% + -40% + -50%) /4 = -0.40 = -40%

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Spot Rates

The Spot Rate for the Brazilian real relative to the U.S. dollar (the “USDBRL”) on each date of calculation will be the U.S. dollar/Brazilian real exchange rate, expressed as the amount of Brazilian reals per one U.S. dollar, for settlement on the same day, as reported by Banco Central do Brasil on SISBACEN Data System under transaction code PTAX-800 (“Consulta de Cambio” or Exchange Rate Inquiry), Option 5 (“Cotacoes para Cotabilidade” or Rates for Accounting Purposes) at approximately 1:15 p.m., Sao Paulo time, which appears on Reuters page “BRFR” to the right of the caption “Dollar PTTAX”, or any successor page. The USDBRL shall be calculated to the fourth decimal place.

The Spot Rate for the Colombian Peso relative to the U.S. dollar (“USDCOP” ) on each date of calculation will be the foreign exchange rate obtained by the Calculation Agent with reference to the “COP TRM” or “COP02”.  The COP TRM or COP02 each means the COP/USD rate, expressed as the amount of COP per one USD, for settlement on the same day reported by the Colombian Financial Superintendency (www.superfinanciera.gov.co) as the “Tasa Representativa del Mercado”) (TRM) (also referred to as the "Tasa de Cambio Representativa del Mercado" (TCRM)) by no later than 10:30 a.m., Bogotá time, on the first Bogotá Business Day following the relevant Fixing Date, as defined in the FX Definitions as COP TRM or COP 02, which appears on web-site http://www.banrep.gov.co/en and Reuters page COP02.

(a)	If the COP TRM or COP02 ceases to be calculated, published and certified by the Colombian Financial Superintendency, the rate used by the relevant inter-bank market as a replacement rate as observed in the COP/USD transactional system as at 10:00 am Bogotá time on the day that the relevant payment is due; and

(b)	If the rate in paragraph (a) above is not available or COP/USD Spot Reference Rate has not been calculated within the 15 prior Business Days, the Calculation Agent shall calculate the exchange rate in a commercially reasonable manner.

The Spot Rate for the Russian Ruble relative to the U.S. dollar (“USDRUB”) on each date of calculation will be the U.S. Dollar/Russian Ruble rate, expressed as units of the Russian Ruble per one U.S. Dollar, for settlement in one business day, based on the average values of trades and orders prices (Pfix) calculated every second from 12:25:01 through 12:30:00 MSK on the relevant determination date, adopted by MOEX FX Market Committee and published on MOEX web-site https://www.moex.com/en/fixing/ and by Bloomberg and Thomson Reuters at 12:30 Moscow time (but not later than 12:35 Moscow time) on page RUB05.

The Spot Rate for the South African Rand relative to the U.S. dollar (“USDZAR”) on each date of calculation will be the U.S. Dollar/ South African Rand rate, expressed as units of the South African Rand per one U.S. Dollar, for settlement in one business day, calculated by Reuters Ltd., or Thomson Reuters Benchmark Services Ltd., as the case may be, which appears under the caption “MID” on the Thomson Reuters Screen WMRPSPOT (or Thomson Reuters Screen WMRSPOT, in the case of the closing rate) at approximately 4pm London time.

As a result of the forgoing, the value of each Basket Currency relative to the U.S. dollar will increase if the applicable Spot Rate decreases, and the value of each Basket Currency relative to the U.S. dollar will decrease if the applicable Spot Rate increases.

If the Spot Rate for any Basket Currency is unavailable (including being published in error, as determined by the Calculation Agent in its sole discretion), the Spot Rate shall be selected by the Calculation Agent in good faith and in a commercially reasonable manner, or the Final Valuation Date may be postponed by the Calculation Agent, as described below in “Unavailability of a Spot Rate; Market Disruption Events.”

UNAVAILABILITY OF A SPOT RATE; MARKET DISRUPTION EVENTS

If the Spot Rate of a Basket Currency is unavailable (including being published in error, as determined by the Calculation Agent in its sole discretion), the Spot Rate for that Basket Currency shall be selected by the Calculation Agent in good faith and in a commercially reasonable manner.

In addition to the foregoing, the Calculation Agent may, in its sole discretion, determine that an event has occurred that prevents us or our affiliates from properly hedging our obligations under the securities or prevents the Calculation Agent from valuing any Basket Currency in the manner provided for herein. These events may include disruptions or suspensions of trading in the markets as a whole or general inconvertibility or non-transferability of one or more of the Basket Currencies. If the Calculation Agent, in its sole discretion, determines that any of these events has occurred or is occurring on the Final Valuation Date for a Basket Currency, the Calculation Agent may determine the Spot Rate for that Basket Currency in good faith and in a commercially reasonable manner on such date, or, in the discretion of the Calculation Agent, may determine to postpone the Final Valuation Date and the Maturity Date for up to five scheduled trading days, each of which may adversely affect the return on your securities. If the Final Valuation Date has been postponed for five consecutive scheduled trading days and a market disruption event continues on the fifth scheduled trading day, then that fifth scheduled trading day will nevertheless be the Final Valuation Date and the Calculation Agent will determine the Spot Rate of that Basket Currency in good faith and in a commercially reasonable manner on that date. For the avoidance of doubt, if no market disruption event exists with respect to a Basket Currency on the scheduled Final Valuation Date, the determination of that Basket Currency’s Spot Rate will be made on that date, irrespective of the existence of a market disruption event with respect to one or more of the other Basket Currencies occurring on that date.

If the Maturity Date is not a business day, the amounts payable on the securities will be paid on the next following business day and no interest will be paid in respect of such postponement.

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Events of Default and Acceleration

If the securities have become immediately due and payable following an event of default (as defined in the accompanying prospectus) with respect to the securities, the Calculation Agent will determine the accelerated payment due and payable at maturity in the same general manner as described in “Payment at Maturity” in this free writing prospectus. In that case, the business day preceding the date of acceleration will be used as the Final Valuation Date for purposes of determining the accelerated Basket Return (including each Final Spot Rate). The accelerated Maturity Date will be the third business day following the accelerated Final Valuation Date.

If the securities have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the securities. For more information, see “Description of Debt Securities — Events of Default” in the accompanying prospectus.

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Historical Information

The following first four graphs below show the historical weekly performance of each Basket Currency expressed in terms of the conventional market quotation, as shown on Bloomberg Financial Markets, for each currency (in each case the amount of the applicable Basket Currency that can be exchanged for one U.S. Dollar, which we refer to in this term sheet as the exchange rate) from January 1, 2008 through May 7, 2018. The exchange rates of the Brazilian Real, Colombian Peso, Russian Ruble and South African Rand, relative to the U.S. Dollar on May 7, 2018, were 3.5503, 2,815.28, 62.9145 and 12.5421, respectively.

The exchange rates displayed in the graphs below are for illustrative purposes only and do not form part of the calculation of the Basket Return. The Basket Return increases when the individual Basket Currencies appreciate in value against the U.S. Dollar.

The last graph below shows the weekly performance of the Basket from January 1, 2008 through May 7, 2018 assuming that each Basket Currency had a 1/4 weight in the Basket on that date and that the historical exchange rates of each Basket Currency on the relevant dates were the Spot Rates on such dates. The closing exchange rates and the historical daily Basket performance data in the graphs below were the rates reported by Bloomberg Financial Markets and may not be indicative of the Basket performance using the Spot Rates of the Basket Currencies that would be derived from the applicable Reuters page.

Brazilian Real	Colombian Peso

Russian Ruble	South African Rand

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Basket

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Supplemental Plan of Distribution (Conflicts of Interest)

We have appointed HSBC Securities (USA) Inc., an affiliate of HSBC, as the agent for the sale of the securities. Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc. will purchase the securities from HSBC at the price to public less the underwriting discount set forth on the cover page of the pricing supplement to which this free writing prospectus relates, for distribution to other registered broker-dealers, or will offer the securities directly to investors. HSBC Securities (USA) Inc. proposes to offer the securities at the price to public set forth on the cover page of this free writing prospectus. HSBC USA Inc. or one of our affiliates may pay varying referral fees of up to 0.25% per $1,000 Principal Amount in connection with the distribution of the securities to other registered broker-dealers. Neither HSBC USA Inc. nor any of its affiliates will pay any underwriting discounts.

An affiliate of HSBC has paid or may pay in the future an amount to broker-dealers in connection with the costs of the continuing implementation of systems to support the securities. In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions after the initial sale of the securities, but is under no obligation to do so and may discontinue any market-making activities at any time without notice.

We expect that delivery of the securities will be made against payment for the securities on or about the Original Issue Date set forth on the inside cover page of this document, which is expected to be more than two business days following the Trade Date. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the securities more than two business days prior to the Original Issue Date will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-61 in the prospectus supplement.

U.S. Federal Income Tax Considerations

There is no direct legal authority as to the proper tax treatment of the securities, and therefore significant aspects of the tax treatment of the securities are uncertain as to both the timing and character of any inclusion in income in respect of the securities. Under one approach, a security should be treated as a pre-paid executory contract with respect to the Basket. We intend to treat the securities consistent with this approach. Pursuant to the terms of the securities, you agree to treat the securities under this approach for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Mayer Brown LLP, it is reasonable to treat a security as a pre-paid executory contract with respect to the Basket. Assuming this characterization is respected, upon a sale or exchange of a security, you should recognize gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the security, which should equal the amount you paid to acquire the security. Your gain or loss should generally be exchange gain or loss that is taxable as ordinary income or loss for U.S. federal income tax purposes, unless an election under Section 988 of the Internal Revenue Code of 1986, as amended (the “Code”) is available and made to treat such gain or loss as capital gain or loss (“Section 988 election”). The Section 988 election is generally available for a forward contract, a futures contract, or option on foreign currencies as described in Section 988 of the Code. Although not clear, a U.S. holder (as defined in the accompanying prospectus supplement) may be entitled to make a Section 988 election with respect to the securities. If a Section 988 election is available in respect of the securities, in order for the election to be valid, a U.S. holder must: (A) make the Section 988 election by clearly identifying the investment in the securities on its books and records on the date the holder acquires the securities as being subject to the Section 988 election (although no specific language or account is necessary for identifying a transaction on the holder’s books and records, the method of identification must be consistently applied and must clearly identify the pertinent transaction as subject to the Section 988 election); and (B) verify the election by attaching a statement to the holder’s income tax return, which must include (i) a description and the date of the Section 988 election, (ii) a statement that the Section 988 election was made before the close of the date that the securities were acquired, (iii) a description of the securities and the maturity date of the securities or, alternatively, the date on which the securities were sold or exchanged, (iv) a statement that the securities were never part of a “straddle” as defined in Section 1092 of the Code, and (v) a statement that all transactions subject to the Section 988 election are included on the statement attached to the holder’s income tax return. If a Section 988 election is available and validly made in respect of the securities, gain or loss recognized upon the sale or exchange of the securities should be treated as capital gain or loss. Capital gain recognized by an individual U.S. holder is generally taxed at preferential rates where the property is held for more than one year and is generally taxed at ordinary income rates where the property is held for one year or less. The deductibility of capital losses is subject to limitations. Prospective investors should consult their tax advisors regarding the availability, applicable procedures and requirements, and consequences of making a Section 988 election in respect of the securities.

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Due to the absence of authorities that directly address the proper characterization of the securities, no assurance can be given that the Internal Revenue Service (the “IRS”) will accept, or that a court will uphold, this characterization and tax treatment of the securities, in which case the timing and character of any income or loss on the securities could be significantly and adversely affected. For example, the securities could be treated either as “foreign currency contracts” within the meaning of Section 1256 of the Code or as “contingent payment debt instruments” as discussed in the section entitled “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

In 2007, the IRS released a revenue ruling holding that a financial instrument with some arguable similarity to the securities is properly treated as a debt instrument denominated in a foreign currency. The securities are distinguishable in meaningful respects from the instruments described in the revenue ruling. If, however, the reach of the revenue ruling were to be extended, it could materially and adversely affect the tax consequences of an investment in the securities for U.S. holders, possibly with retroactive effect. Under current law, while the matter is not entirely clear, individual non-U.S. holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the securities are likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their tax advisors regarding the U.S. federal estate tax consequences of investing in the securities.

For a discussion of the U.S. federal income tax consequences of your investment in a security, please see the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

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TABLE OF CONTENTS

You should only rely on the information contained in this free writing prospectus, any accompanying prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this free writing prospectus, any accompanying prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This free writing prospectus, any accompanying prospectus supplement and prospectus are not an offer to sell these securities, and these documents are not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted. You should not, under any circumstances, assume that the information in this free writing prospectus, any accompanying prospectus supplement and prospectus is correct on any date after their respective dates.

HSBC USA Inc.

$   Currency Accelerated Return
Securities due May 31, 2022

May 15, 2018

FREE WRITING PROSPECTUS

Free Writing Prospectus
General	FWP-6
Payment at Maturity	FWP-7
Investor Suitability	FWP-8
Risk Factors	FWP-9
Illustrative Examples	FWP-14
Hypothetical Examples of Amounts Payable at Maturity	FWP-15
Spot Rates	FWP-16
Unavailability of Spot Rate; Market Disruption Events	FWP-16
Events of Default and Acceleration	FWP-17
Historical Information	FWP-18
Supplemental Plan of Distribution (Conflicts of Interest)	FWP-20
Certain U.S. Federal Income Tax Considerations	FWP-20

Prospectus Supplement
Risk Factors	S-1
Pricing Supplement	S-10
Description of Notes	S-12
Use of Proceeds and Hedging	S-36
Certain ERISA Considerations	S-37
U.S. Federal Income Tax Considerations	S-39
Supplemental Plan of Distribution (Conflicts of Interest)	S-61

Prospectus
About this Prospectus	1
Risk Factors	2
Where You Can Find More Information	3
Special Note Regarding Forward-Looking Statements	4
HSBC USA Inc.	7
Use of Proceeds	8
Description of Debt Securities	9
Description of Preferred Stock	20
Description of Warrants	25
Description of Purchase Contracts	30
Description of Units	33
Book-Entry Procedures	36
Limitations on Issuances in Bearer Form	40
U.S. Federal Income Tax Considerations Relating to Debt Securities	41
Plan of Distribution (Conflicts of Interest)	49
Notice to Canadian Investors	52
Notice to EEA Investors	53
Notice to UK Investors	54
UK Financial Promotion	54
Certain ERISA Matters	55
Legal Opinions	57
Experts	58

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